Exhibit 10.1

HKN, INC.

EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT (the “Agreement”) is made and entered into effective as of the 1st day of July, 2008 by and between HKN, INC., a Delaware corporation, whose principal office is 180 State Street, Suite 200, Southlake, Texas 76092 (“the Company”) and                          an individual employee of the Company, whose home address is                                                                         , (the “Employee”).

DECLARATIONS

WHEREAS, the Employee is, as of the Date hereof, in the employ of the Company and is an executive officer of the Company on whom the Company relies and whom the Company desires to retain in its employment; and

WHEREAS, the Company desires to provide Employee with assurances and inducements, conditioned as set forth herein both to allow him [her] to maintain a focus on making decisions and undertaking actions that are in the best overall interests of the Company and to alleviate job security concerns; and

WHEREAS, the Company has determined and that a proper inducement for the Employee to remain in the employ of the Company is to provide certain retention payments; and

WHEREAS, as further inducement for the Employee to remain in the employ of the Company, the Company has determined to provide additional severance consideration that would be paid by the Company to Employee should the Company terminate Employee’s employment during the term of this Agreement.

NOW THEREFORE, in consideration of the Employee’s acceptance of and continued employment with the Company, both parties hereto, the Company and the Employee, agree as follows:

AGREEMENT

1.             Retention Payments:

a.             From the Effective Date and through the Term of this Agreement, the Company shall pay to the Employee quarterly payments of                         each at the end of each of the Company’s fiscal quarters, with the first payment due and payable to the Employee on September 30, 2008.

b.             To receive the Retention Payment, Employee must have remained in the employ of the Company as of the date of the respective payment date.

2.             Additional Severance Upon Involuntary Termination:

a.             In the event that the Company involuntarily terminates or otherwise determines to sever the employment relationship with the Employee during the Term of this Agreement, then the Company will pay to Employee a sum of money, IN ADDITION TO any and all severance pay and related compensation such Employee is entitled to receive under the policies in effect by the Company on the date of this Agreement, the additional amount of                            (hereinafter referred to as the “Additional Severance”).

b.             The payment of this Additional Severance will become due to the Employee from the Company upon any event of involuntarily termination during the Term, whether it be with or without cause, or an event of individual involuntary termination or in connection with a layoff, office closing or forced reduction.   Notwithstanding the preceding sentence, any involuntary termination resulting from the Employee’s wilful misconduct, fraud or criminal conduct shall relieve the Company from any and all severance payment obligations to the Employee including, without limitation, the Additional Severance described herein.

3.             Voluntary Termination:

In the event that Employee elects for any reason to voluntarily terminate his/her employment with the Company during the Term, then in such event Employee will not be entitled to receive the Additional Severance and will be only entitled to receive such severance and compensation benefits, if any, Employee may be entitled to receive pursuant to the policies of the Company in effect as of that date of voluntarily termination.   Further Employee’s rights to any further Retention Payments shall terminate without further action or notice from the Company.

4.          No Guaranty of Employment:

This Agreement shall not constitute nor be construed nor interpreted as any guarantee nor contract for continued employment of Employee with the Company, any subsidiary or any successor company.

5.          Term of Agreement:

Unless otherwise agreed to in writing by the parties hereto, this Agreement shall be in effect    from the date first set forth above and continuing for 18-months thereafter terminating on December 31, 2009 without further action of the parties.  At the expiration of the Term this Agreement may be extended, modified or renegotiated only upon the mutual written agreement of both parties.

6.             Parties:

This Agreement shall be binding on the parties hereto and shall further be binding upon the successors, assigns, parent corporations or subsidiary corporations of the Company, and shall further inure to the benefit of the heirs of Employee.  Specifically, this Agreement shall survive and be binding upon any successor entity that is the survivor, successor, reorganized, affiliated or purchaser organization resulting from a combination, restructuring, merger, sale or other reorganization of the Company.

7.             Governing Law:

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

8.       Entire Agreement:

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

9.       Representations Contrary to this Agreement:

No employee, officer, or director of the Company has the authority to alter, vary, or modify the terms of this Agreement except by means of an authorized written amendment to this Agreement.  No verbal or written representations contrary to the terms of this Agreement and its written amendments shall be binding upon this Agreement or the Company, nor may any such representation be relied upon by Employee.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

HKN, INC. (the Company)

By:
Name:	Mikel D. Faulkner
Its:	President and Chief Executive Officer

(the Employee)